Customers Bancorp, Inc.
1015 Penn Avenue
Wyomissing, PA 19610

Contact:
Jay Sidhu
Chairman & CEO
610-301-6476

Customers Bancorp Promotes Carla Leibold to Chief Financial Officer and Jeffrey Skumin to Chief Accounting Officer

WYOMISSING, Pa., (Nov. 26, 2018) – Customers Bancorp, Inc. (NYSE: CUBI), the parent company of Customers Bank (collectively "Customers"), announced today that Carla Leibold was appointed to serve as the holding company and bank's Chief Financial Officer, and as a member of the bank's Office of the Chair effective Wednesday, November 21, 2018.

"It is a real honor to join the Executive team of Customers," said Leibold.  "This is an exciting time in banking.  New technology is bringing opportunities for bold growth and strong revenue generation across the nation."  Leibold commented, "I think great things are going to happen to this bank in the next three or four years as the potential for value creation is tremendous."

Leibold joined Customers in 2013 as Senior Vice President, Chief Accounting Officer and Controller. Earlier in 2018, Leibold was promoted to Executive Vice President, Chief Accounting Officer and Controller. Prior to joining Customers, Leibold served as the principal accounting officer for Farmer Mac where she was the Vice President and Controller from 2010-2013. She also served as the Director of Accounting and Financial Reporting of Farmer Mac from 2007-2010. Leibold started her career in public accounting and held various roles of increasing leadership responsibility at Sallie Mae and Freddie Mac before joining Farmer Mac.  A native of Slatington, Pennsylvania, Leibold holds a B.S. in Accounting from The Pennsylvania State University.  She is an actively licensed Certified Public Accountant and is a member of the American Institute of Certified Public Accountants. She and her husband are residents of Blandon, Berks County.

Leibold replaces Robert Wahlman who is leaving for personal reasons and to pursue other interests.  Jay Sidhu, Chairman and Chief Executive Officer of Customers Bancorp, Customers Bank, and BankMobile and Richard "Dick" Ehst, President and Chief Operating Officer of Customers Bancorp and Customers Bank stated, "We greatly appreciate Bob's contributions and the accomplishments he helped Customers Bank achieve. We wish him the very best in his future endeavors."  Wahlman's decision to leave was not due to any dispute or disagreement on any matter relating to operations, policies, practices, or accounting principles.

"Carla has proven to be a tremendous asset to the executive management team and we're excited to see her take on the challenges and responsibilities of the chief financial officer role," said Ehst.  Sidhu commented, "She is a natural leader who will continue to help the Bank grow profitably."

In a related action, Jeffrey C. Skumin was promoted to Chief Accounting Officer and Controller – the role formerly held by Leibold.  Skumin joined Customers in 2017 and was promoted earlier this year to Senior Vice President and Accounting Policy & SEC Reporting Director.  Skumin, who resides in Allentown, was formerly a partner at Baker Tilly Virchow, Krause, LLP.  "Our senior financial team is complete and poised for a strong 2019," commented Sidhu.

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About Customers Bancorp

Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank.

Customers Bank is a super-community bank with $10.6 billion in assets as of September 30, 2018, offering commercial and consumer banking services along the I-95 corridor from Washington, DC to Boston; and in Chicago. Commercial products include cash management; commercial and industrial loans; small business loans; SBA government-guaranteed loans; commercial and multi-family real estate loans; and financing for leasing businesses and residential developers.

Customers Bank provides consumer banking services including savings, checking, and money market accounts; certificates of deposit; residential mortgages; and consumer loans. Additional consumer products are marketed by BankMobile, BankMobile Vibe, and Ascent.

Customers Bank is a member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation. Customers Bank is an equal opportunity lender. Customers Bank takes pride in delivering extremely high levels of customer service while charging comparatively very low fees; service that makes our clients say, "Wow."

Commercial clients enjoy Single Point of Contact service with one team to handle all banking needs. Some retail bank clients are afforded Concierge Banking® Services that brings banking to them, when and where they need it.

Customers Bancorp, Inc.'s voting common shares are listed on the New York Stock Exchange under the symbol CUBI. Additional information about Customers Bancorp, Inc. can be found on the company's website, www.customersbank.com.

"Safe Harbor" Statement

In addition to historical information, this press release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.'s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words "may," "could," "should," "pro forma," "looking forward," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.'s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.'s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements.

Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.'s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2017, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.